MPAC Resources Corporation

CONTACTS:
Dr. Peter Guest, 604-617-6172
Mr. Michael Laidlaw, 604-309-4737

April 30, 2004

MPAC Resources Moves into Mining Resource Sector

VANCOUVER, British Columbia--(BUSINESS WIRE)--April 30, 2004--MPAC Resources Corporation (OTCBB:MPCC) announced today that its Articles of Incorporation have been amended to allow for a name change from MPAC Corporation to MPAC Resources Corporation and that the Company has received a Certificate of Amendment from the State of Nevada to this effect. The name change is consistent with refocusing the Company's activities into the mining resource sector where significant shareholder value can be created through the acquisition of precious metals properties that have the potential to generate cash flow.

MPAC is also pleased to announce the appointment of Dr. Peter Guest as CEO and to the Board of Directors. Dr. Guest, in this capacity, will lead the Company in becoming established in the mining resource sector, set appropriate corporate objectives and determine a strategy of acquiring a portfolio of precious metals properties for the purpose of adding substantial asset value to the Company. Dr. Guest, whose academic credentials include a Doctorate in Engineering from the University of California, Berkeley and an MBA from Boston University has over thirty years of experience in the mining and oil and gas industries. Dr. Guest spent approximately 20 years in an engineering management capacity with Chevron Oil Company and Fluor Corporation during which time he provided project development services including engineering, procurement and construction through to production for mining and oil and gas projects in North America, South America, Africa, Europe and Australia. Since 1989, Dr. Guest's time has been spent running junior and mid-tier mining companies such as Galactic Resources, Gabriel Resources and Dunlap Resources where he was successful in raising substantial equity and debt financing for projects in North America, South America, Asia and Eastern Europe.

About MPAC

MPAC Resources Corporation is a precious metals development company whose strategy is to acquire resource properties that have indicated mineral resources and require further exploration or development work. MPAC will add value to these properties by providing capital, exploration expertise and where justified, development and operations planning.

You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as "will", "anticipates", "believes", "plans", "goal", "expects", "future", "intends" and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this press release. For further information about MPAC Resources Corporation, please refer to its Form 10-ksb filed with the Securities and Exchange Commission and available on the SEC website at www.sec.gov.